Mutual Fund Series Trust

Amendment Number 3 to the Management Services Agreement

This Amendment Number 3, dated November 29, 2011 to the Management Services Agreement ("Agreement") dated February 16, 2011 between the Mutual Fund Series Trust (formerly known as Catalyst Funds), an Ohio Business Trust and Abbington Capital Group LLC (“ACG”), a Limited Liability Company duly organized under the laws of the State of Delaware, is adopted to provide the following:

Exhibit A of the Agreement is hereby amended to provide for the addition of the:

Catalyst/CP Core Equity Fund*

Catalyst/CP World Equity Fund*

Catalyst/CP Focus Large Cap Fund*

Catalyst/CP Focus Mid Cap Fund*

JAG Large Cap Growth Fund

Vista Capital Appreciation Fund

* No fees charged as long as Catalyst Capital Advisors LLC remains investment advisor to the Funds.

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

Mutual Fund Series Trust

/s/ David F. Ganely

Name:  David F. Ganely

Title:  Secretary

Abbington Capital Group LLC

/s/ Jerry Szilagyi

Jerry Szilagyi, President

#